                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               ETHYL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                               ETHYL CORPORATION
                            330 SOUTH FOURTH STREET
                                 P.O. BOX 2189
                           RICHMOND, VIRGINIA 23218

                                [LOGO OF ETHYL]

                        Annual Meeting of Shareholders

                                                                  April  , 2000

To the Shareholders:

   Enclosed is our annual report describing Ethyl's operations during the past year. You are encouraged to read this report, which summarizes major corporate developments during the year.

   You are cordially invited to attend the annual meeting of shareholders to be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, in Richmond, Virginia, on Thursday, May 25, 2000, at 11:00 A.M., Eastern Daylight Time. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to elect a Board of Directors, approve an amendment to Ethyl's Restated Articles of Incorporation authorizing a 1-for-7 reverse stock split of Ethyl's common stock and approve the designation of auditors for the coming year.

   Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.

                                          Sincerely yours,

                                          Bruce C. Gottwald
                                          Chairman of the Board
                                          Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of Common Stock, $1.00 par value ("Ethyl Common Stock"), of Ethyl Corporation (the "Corporation") will be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, Richmond, Virginia, on Thursday, May 25, 2000, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year;

  2. To approve an amendment to the Corporation's Restated Articles of Incorporation authorizing a 1-for-7 reverse stock split of the Ethyl Common Stock;

  3. To approve the designation by PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2000; and

  4. To transact such other business as may properly come before the meeting.

  Holders of shares of Ethyl Common Stock of record at the close of business on March 24, 2000, will be entitled to vote at the meeting.

  You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.

  If you are present at the meeting, you may vote in person even if you already have sent in your proxy.

                                          By Order of the Board of Directors

                                          M. RUDOLPH WEST, Secretary

April  , 2000

                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF SHAREHOLDERS
                               ETHYL CORPORATION

                            To be held May 25, 2000
                  Approximate date of mailing--April  , 2000

  Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on Thursday, May 25, 2000. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy, or written notice of revocation, to the Secretary of the Corporation. A proxy, if executed and not revoked, will be voted, and, if it contains any specific instructions, will be voted in accordance with such instructions.

  On March 24, 2000, the date for determining shareholders entitled to vote at the meeting, there were outstanding 83,465,460 shares of Ethyl Common Stock. Each share of Ethyl Common Stock is entitled to one vote. The holders of a majority of the shares of Ethyl Common Stock issued and outstanding as of the close of business on March 24, 2000 will constitute a quorum at the meeting.

  The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Ethyl Common Stock voted in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast.

  Assuming a quorum is present at the meeting, the proposal to approve an amendment to the Corporation's Restated Articles of Incorporation authorizing a reverse stock split of the Ethyl Common Stock will be approved if it receives the affirmative vote of the holders of at least a majority of the shares of Ethyl Common Stock entitled to vote. Abstentions and shares held in street name that are not voted on this proposal will have the same effect as a vote against the proposal. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors and for the approval of the amendment to the Corporation's Restated Articles of Incorporation.

  The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Corporation. Corporate Investor Communications, Inc. has been engaged to assist in the solicitation of proxies. The Corporation will pay that firm $7,000 for its services and reimburse its out-of-pocket expenses.

  The Corporation's street address is 330 South Fourth Street, Richmond, Virginia 23219.

                             ELECTION OF DIRECTORS
                                PROPOSAL NO. 1

  Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). Each of the nominees presently is serving as a director. The Board has no reason to believe that any of the nominees will be unavailable.

William W. Berry; age 67; director since 1983; Principal, William W. Berry
   (consulting); Chairman of the Board of New England Independent System Operator (regional manager of electric bulk power generation and transmission systems) since June 1997, having served as an independent consultant from 1992-1997. Other directorship: Universal Corporation.

Phyllis L. Cothran; age 53; director since 1995; retired, having served as President of Trigon Healthcare, Inc. and President and Chief Operating Officer of Blue Cross and Blue Shield of Virginia (health insurance company) from June 1995 to March 1997. Other directorship: Tredegar Corporation.

Bruce C. Gottwald; age 66; director since 1962; Chairman of the Board,
   Chairman of the Executive Committee and Chief Executive Officer of the Corporation since March 1, 1994. Other directorship: CSX Corporation.

Thomas E. Gottwald; age 39; director since 1994; President and Chief Operating
   Officer of the Corporation since March 1, 1994.

Gilbert M. Grosvenor; age 68; director since 1985; Chairman of the Board of
   Trustees of the National Geographic Society (magazine publisher and scientific society), having served as Chief Executive Officer of the National Geographic Society from 1980-1996. Other directorships: Saul Centers, Inc., Marriott International, Inc. and Chevy Chase Bank, F.S.B.

Sidney Buford Scott; age 67; director since 1959; Chairman of the Board of
   Scott & Stringfellow, Inc. (investment bankers and brokers).

Charles B. Walker; age 61; director since 1989; Vice Chairman of the Board and
   Chief Financial Officer of Albemarle Corporation (specialty chemicals company) since 1994; Former Vice Chairman of the Board from March 1, 1994 until January 31, 1998, and Chief Financial Officer and Treasurer of the Corporation from March 1, 1994 until October 1, 1997, having served as Treasurer of the Corporation since July 1, 1993. Other directorships:
   Albemarle Corporation and Nations Fund Trust/Nations Fund, Inc.

  In 1999, each director attended at least 75% of the aggregate of (i) the total number of meetings of all committees of the Board on which the director then served and (ii) the total number of meetings of the Board of Directors. Five meetings of the Corporation's Board of Directors were held during 1999.

  The Corporation's executive committee currently consists of Messrs. Bruce C. Gottwald, Berry, Scott and Thomas E. Gottwald. During 1999, the executive committee did not meet.

  Ms. Cothran and Messrs. Berry, Grosvenor and Scott currently serve on the Corporation's audit committee. During 1999, the audit committee met on five occasions. The audit committee reviews the Corporation's internal audit and financial reporting functions and the scope and results of the audit performed by the Corporation's independent accountants and matters relating thereto and reports thereon to the Board of Directors. The audit committee also reviews audit fees and recommends to the Board of Directors the engagement of the independent accountants of the Corporation.

  The Corporation's nominating committee currently consists of Messrs. Grosvenor, Berry and Bruce C. Gottwald. The nominating committee did not meet during 1999. The nominating committee recommends candidates for election as directors and in some cases the election of officers. The Corporation's bylaws provide that a shareholder of the Corporation entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

  Messrs. Berry, Grosvenor and Scott and Ms. Cothran currently serve as the Corporation's Bonus, Salary and Stock Option Committee. During 1999, the Bonus, Salary and Stock Option Committee met on six occasions. This committee approves the salaries of management-level employees. It also approves all bonus awards, certain consultant agreements and initial salaries of new management-level personnel and grants options under the Corporation's Incentive Stock Option Plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Thomas E. Gottwald, President and director of the Corporation, is a son of Bruce C. Gottwald. The members of the family of Bruce C. Gottwald may be deemed to be control persons of the Corporation.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Corporation, the Corporation believes that there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of Ethyl Common Stock.

                                STOCK OWNERSHIP

  The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Corporation, was the beneficial owner as of December 31, 1999, of more than 5% of the outstanding voting shares of the Corporation.

                      Name and Address of         Number of            Percent of
Title of Class         Beneficial Owners            Shares               Class
--------------        -------------------         ---------            ----------
Common Stock      Floyd D. Gottwald, Jr., and     21,128,815(b)(c)       25.29%
                  Bruce C. Gottwald (a)
                  330 South Fourth Street
                  P.O. Box 2189
                  Richmond, Virginia 23219

--------
(a) Floyd D. Gottwald, Jr. and Bruce C. Gottwald may be deemed to be a "group" for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement between them with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.

(b) As of December 31, 1999, Floyd D. Gottwald, Jr. and Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 11,421,561 shares held by wives, adult sons and in certain trust relationships as to which they disclaim beneficial ownership. This amount includes an aggregate of 4,297,927 shares of Ethyl Common Stock beneficially owned by the adult sons of Floyd D. Gottwald, Jr. and an aggregate of 4,783,038 shares of Ethyl Common Stock beneficially owned by the adult sons of Bruce C. Gottwald. Floyd D. Gottwald, Jr., Bruce C. Gottwald and their adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.
(c) This amount includes any shares owned of record by the Trustees under various employee savings plans for the benefit of Bruce C. Gottwald and Thomas E. Gottwald. This amount does not include shares held by the Trustees of such plans for the benefit of other employees. Shares held under the Corporation's savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his shares generally are voted by the Trustee in accordance with the Board's recommendations to the shareholders. Because members of the family of Bruce C. Gottwald are executive officers and directors of the Corporation and are the largest shareholders of the Corporation, they may be deemed to be control persons of the Corporation and to have the capacity to control any such recommendation of the Board of Directors.

  The following table sets forth as of January 31, 2000, the beneficial ownership of Ethyl Common Stock by all directors of the Corporation, the Chief Executive Officer and the four next most highly compensated executive officers and all directors and officers of the Corporation as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

 Name of Beneficial Owner       Number of Shares       Number of Shares     Total
         or Number              with Sole Voting      with Shared Voting    Number     Percent
    of Persons in Group      and Investment Power/1/ and Investment Power of Shares  of Class/2/
 ------------------------    ----------------------- -------------------- ---------  -----------
William W. Berry                        3,459                 2,146/3/         5,605
Phyllis L. Cothran                      3,997                     0            3,997
Bruce C. Gottwald                   4,963,651               620,985/4/     5,584,636    6.69%
Thomas E. Gottwald                    574,077             3,213,181/5/     3,787,258    4.53%
Gilbert M. Grosvenor                    3,345                     0            3,345
Alexander McLean                       20,256                     0           20,256
J. Robert Mooney                       41,234                     0           41,234
Newton A. Perry                        51,217                     0           51,217
Sidney Buford Scott                    64,304                19,000/6/        83,304
Charles B. Walker                     186,803                     0          186,803
Directors and officers as a
 group (23 persons)                 6,328,358             3,867,596       10,195,954   12.16%

--------
 /1/The amounts in this column include shares of Ethyl Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of January 31, 2000, pursuant to the Corporation's Incentive Stock Option Plan: Thomas E. Gottwald: 80,000 shares; Alexander
   McLean: 10,000 shares; Newton A. Perry: 36,683 shares; Charles B. Walker:
   127,851 shares; and directors and officers as a group: 409,193 shares. /2/Except as indicated, each person or group owns less than 1% of Ethyl
   Common Stock.
 /3/Mr. Berry disclaims beneficial ownership of all 2,146 of such shares. /4/Mr. Bruce C. Gottwald disclaims beneficial ownership of all 620,985 of such shares.
 /5/Mr. Thomas E. Gottwald disclaims beneficial ownership of all 3,213,181 of such shares. This amount includes 3,186,101 shares of Ethyl Common Stock that Mr. Gottwald may be deemed to own beneficially. Such shares constitute Mr. Gottwald's interest as beneficiary of a trust of which he is a co-trustee.
 /6/Mr. Scott disclaims beneficial ownership of all 19,000 of such shares.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation for the fiscal years ended December 31, 1999, 1998 and 1997.

                                                                         Long-Term
                                     Annual Compensation               Compensation
                                --------------------------------   ----------------------
    Name and Principal                              Other Annual    Restricted   Options/     All Other
         Position          Year  Salary      Bonus  Compensation   Stock Awards    SARs      Compensation
    ------------------     ---- --------    ------- ------------   ------------  --------    ------------
Bruce C. Gottwald          1999 $770,000    $    --   $     --       $    --          --       $38,500/1/
 Chairman of the Board and 1998  770,000         --         --            --          --        38,500
 Chief Executive Officer   1997  770,000     75,000         --            --          --        38,500

Thomas E. Gottwald         1999 $396,000    $    --   $     --       $    --          --       $19,800/2/
 President and             1998  396,000    100,000         --            --          --        19,800
 Chief Operating Officer   1997  383,500     75,000         --            --          --        19,175

J. Robert Mooney           1999 $277,750    $    --   $140,000/4/    $    --          --       $13,888/7/
 Senior Vice President and 1998  275,000         --    140,000            --          --        13,750
 Chief Financial Officer   1997   68,750/3/      --    150,000       121,613/5/  200,000/6/      3,438

Newton A. Perry            1999 $252,500    $75,000   $     --       $    --          --       $12,625/8/
 Senior Vice President     1998  250,000    150,000         --            --          --        12,500
 Antiknocks                1997  245,116     40,000         --            --          --        12,256

Alexander McLean           1999 $239,675    $75,000   $     --       $    --          --       $11,984/11/
 Senior Vice President     1998  237,300     50,000         --            --          --         9,835
 Petroleum Additives       1997  234,900/9/  50,000    230,332/10/        --          --         4,203/12/

--------
 /1/Includes contributions to the Corporation's savings plan ($8,000, $8,000 and $8,000) and accruals in the Corporation's excess benefit plan ($30,500, $30,500 and $30,500) for 1999, 1998 and 1997, respectively.
 /2/Includes contributions to the Corporation's savings plan ($8,000, $8,000 and $8,000) and accruals in the Corporation's excess benefit plan ($11,800, $11,800 and $11,175) for 1999, 1998 and 1997, respectively.
 /3/Mr. Mooney joined the Company as Senior Vice President and Chief Financial
   Officer on October 1, 1997.
 /4/Includes a minimum annual supplement ($125,000 and $125,000) for 1999 and 1998, respectively, and an initial compensation adjustment ($150,000) for 1997 received pursuant to Mr. Mooney's employment agreement with the Corporation.
 /5/Mr. Mooney was granted 21,260 shares of restricted stock upon joining the Company on October 1, 1997. Such shares had an aggregate value of $74,410 as of December 31, 1999. Such shares become non-forfeitable in 25% increments on each anniversary of the date of the grant. Dividends are paid on the shares of restricted stock.
 /6/Mr. Mooney was granted these options pursuant to his employment agreement with the Corporation.
 /7/Includes contributions to the Corporation's savings plan ($8,000, $8,000 and $3,438) for 1999, 1998 and 1997, respectively, and accruals in the Corporation's excess benefit plan ($5,888 and $5,750) for 1999 and 1998, respectively.
 /8/Includes contributions to the Corporation's savings plan ($8,000, $8,000 and $8,000) for 1999, 1998 and 1997, respectively, and accruals in the Corporation's excess benefit plan ($4,625, $4,500 and $3,429) for 1999, 1998 and 1997, respectively.
 /9/Until May 1, 1997, Mr. McLean was compensated in pounds sterling. Amounts listed prior to that date are based on the exchange rate in effect at the time each payment was made.

 /10/Includes payments for expatriate expenses and allowances of $47,651 and tax subsidies of $182,681 for 1997.

 /11/Includes contributions to the Corporation's savings plan ($8,000 and $8,000) for 1999 and 1998, respectively, and accruals in the Corporation's excess benefit plan ($3,984 and $1,835) for 1999 and 1998, respectively.

 /12/Includes accruals in the Ethyl Petroleum Additives Limited excess share scheme for 1997. The amounts listed here in U.S. dollars are based on the exchange rate in effect at the time of each accrual.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  There were no option or stock appreciation right ("SAR") grants to the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation during the last fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUE

  The following table presents information concerning option and SAR exercises by the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation.

                                                   Number of Securities
                                                  Underlying Unexercised      Value of Unexercised
                                                     Options/SAR's at         In-The-Money Options/
                                                        FY-End (#)            SARs at FY-End ($)/1/
                    Shares Acquired    Value     -------------------------- -------------------------
Name                On Exercise (#) Realized ($) Exercisable  Unexercisable Exercisable Unexercisable
----                --------------- ------------ -----------  ------------- ----------- -------------
Bruce C. Gottwald           0           $ 0             0              0        $ 0          $ 0
Thomas E. Gottwald          0             0        80,000/2/     320,000/2/       0            0
Newton A. Perry             0             0        36,683/2/      80,000/2/       0            0
Alexander McLean            0             0        10,000/2/     115,000/2/       0            0
J. Robert Mooney            0             0             0        200,000/3/       0            0

--------
 /1/These values are based on $3.50, the closing price of Ethyl Common Stock on the New York Stock Exchange on December 31, 1999.
 /2/Each of these options relates to Ethyl Common Stock and includes a tandem
   SAR.
 /3/Each of these options relates to Ethyl Common Stock and does not include a tandem SAR.

                              RETIREMENT BENEFITS

  The following table illustrates under the Corporation's pension plan for salaried employees the estimated benefits upon retirement at age 65, determined as of December 31, 1999, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), they will be paid under the Corporation's excess benefit or supplemental retirement plans, as applicable. This table includes the amounts that would be payable under such plans.

                              Pension Plan Table*

                  Years of Pension Benefit Service and Estimated Annual Benefits
               --------------------------------------------------------------------
Final Average
  Earnings       10      15      20       25       30       35       40       45
-------------  ------- ------- ------- -------- -------- -------- -------- --------
$300,000       $43,680 $65,515 $87,355 $109,195 $131,035 $152,870 $174,710 $196,550
$350,000        51,180  76,765 102,355  127,945  153,535  179,120  204,710  230,300
$400,000        56,680  88,015 117,355  146,695  176,035  205,370  234,710  264,050
$450,000        66,180  99,265 132,355  165,445  198,535  231,620  264,710  297,800
$500,000        73,680 110,515 147,355  184,195  221,035  257,870  294,710  331,550
$550,000        81,180 121,765 162,355  202,945  243,535  284,120  324,710  365,300
$600,000        88,680 133,015 177,355  221,695  266,035  310,370  354,710  399,050
$650,000        96,180 144,265 192,355  240,445  288,535  336,620  384,710  432,800
$700,000       103,680 155,515 207,355  259,159  311,035  362,870  414,710  466,550
$750,000       111,180 166,765 222,355  277,945  333,535  389,120  444,710  500,300
$800,000       118,680 178,015 237,355  296,695  356,035  415,370  474,710  534,050
$850,000       126,180 189,265 252,355  315,445  378,535  441,620  504,710  567,800
$900,000       133,680 200,515 267,355  334,195  401,035  467,870  534,710  601,550
$950,000       141,180 211,765 282,355  352,945  423,535  494,120  564,710  635,300
$1,000,000     148,680 223,015 297,355  371,695  446,035  520,370  594,710  669,050

--------
  *Assumes attainment of age 65 in 1999 and Social Security Covered
     Compensation of $33,060.

  The benefit formula under the pension plans is based on the participant's final-average earnings, which are defined as the average of the highest three consecutive calendar years' earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of the executive officers named in the above compensation table as of December 31, 1999, are: Bruce C. Gottwald, 44; Thomas E. Gottwald, 8; J. Robert Mooney, 2; Newton A. Perry, 31; and Alexander McLean, 11. Benefits under the pension plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments.

  Mr. McLean also participated in the Ethyl Petroleum Additives Limited Pension Plan. The formula under that plan is equal to 1.6667% times pensionable salary times years of service. Mr. McLean has 7.833 years of service under the plan. This accrued benefit as of April 30, 1997, is $50,870 per year, payable at age 65. This amount is based on the exchange rate at December 31, 1999. The amount payable under the plan is offset from the amount payable under the pension plan described above.

                             EXCESS BENEFIT PLANS

  The Corporation maintains excess benefit plans (the "Excess Plans") in the form of nonqualified pension plans that provide eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Corporation and the benefits they would have accrued under such plans but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder under the Code. All benefits under the Excess Plans vest upon a Change in Control of the Corporation, as defined in the Plans. Participants in the Excess Plans receive their benefits in the form elected under the qualified employee pension plans of the Corporation or under certain circumstances in a lump sum payment.

  Mr. Walker, who retired as an officer and employee of the Corporation on January 31, 1998, will receive a series of payments that are equivalent to the present value of his accrued benefits under the Excess Plans plus any earnings on the funds designed for such payments. This arrangement is in lieu of any benefits under the Excess Plans.

                           COMPENSATION OF DIRECTORS

  Each non-employee director is paid (i) $1,000 for attendance at each Board meeting and (ii) $600 for attendance at each meeting of a committee of the Board of which he or she is a member. In addition, each such director is paid a quarterly fee of $5,000. Employee members of the Board of Directors are not paid separately for their service on the Board or its committees.

  Any director retiring from the Board after age 60 with at least five years' service on the Board will receive $12,000 per year for life, payable in quarterly installments. The service requirement for this benefit may be waived under certain circumstances. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may be discontinued under certain circumstances.

  On each July 1, each non-employee director is awarded that number of whole shares of Ethyl Common Stock when multiplied by the closing price of Ethyl Common Stock on the immediately preceding business day, as reported in The Wall Street Journal, as shall as nearly as possible equal but not exceed $2,000. The shares of Ethyl Common Stock awarded under the Directors' Stock Plan are nonforfeitable and the recipient directors immediately and fully vest in Ethyl Common Stock issued under the Plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell their shares under the Directors' Stock Plan at any time. The Directors' Stock Plan provides that no awards may be made after July 1, 2001.

  Non-employee Directors may defer, in ten percent increments, all or part of their retainer fee and meeting fees into either a deferred cash account or a deferred stock account, or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for recordkeeping purposes only. Distributions under the Deferred Compensation Plan, paid in a single sum or in up to ten annual installments, cannot begin within two years of the beginning of the deferral year. The maximum aggregate number of shares of Ethyl Common Stock that may be issued under the Deferred Compensation Plan is 100,000 shares.

                   BONUS, SALARY AND STOCK OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Bonus, Salary and Stock Option Committee of the Board of Directors (the "Committee"), which performs the function of a compensation committee, consists of Messrs. Berry (Chairman), Grosvenor and Scott and Ms. Cothran. The Committee is delegated the power to administer the compensation program of the Corporation applicable to its executive officers, including the Chief Executive Officer. Accordingly, the Committee submits this report on executive compensation to the shareholders.

                              Overall Objectives

  The objectives of the Corporation's executive compensation program are to:

  . Provide balanced, competitive total compensation that will enable the Corporation to attract, motivate and retain highly qualified executives.

  . Provide incentives for enhancing the profitability of the Corporation by rewarding executives for meeting individual and corporate goals.

  . Align the financial interests of the executives closely to those of the shareholders by encouraging executive ownership of Ethyl Common Stock.

                            Elements of the Program

  The Committee believes the interests of the shareholders will be best served if the compensation program consists of cash compensation and equity ownership, with a significant portion of compensation depending upon performance. The program includes: base salary, annual bonuses in cash or cash and stock, and stock options with performance vesting and SARs. The Committee considers all elements of the program when setting appropriate compensation.

  The Corporation seeks to maintain its executive compensation packages around the mid-range of those offered generally in the job markets in which the Corporation competes for talent and experience. The Corporation's stock option program is administered likewise to achieve the goal of providing incentive to the Corporation's executives to achieve long-term performance.

  The Committee has met or is scheduled to meet with each of the five officers included in the compensation table on page 5 to review 1999 performance against goals and objectives that had been set for the year.

                              Competitive Market

  The Corporation uses various compensation surveys provided by compensation consultants in determining the market for executive pay. The surveys include companies that are larger and smaller than the Corporation. Some of the surveys are limited to companies in the petroleum or chemical businesses, including, but not limited to, companies included in the Chemical Composite. Others include companies in other industries. References to the "market" in this Report refer to the survey data.

                                 Base Salaries

  Increases in base salaries are based on evaluations of past and current Corporation operating profits and individual contribution to the Corporation's success, market data for comparable positions and salary levels of the Corporation's peer group companies and alignment of salary and organization within the Corporation. The Committee considers each of the individual factors but does not assign a specific value to each factor, and a subjective element is acknowledged in evaluating each executive's contribution. Salary survey data from the Corporation's peer group companies indicated the Corporation's executive level compensation to be well within the ranges of compensation offered by peer group companies.

                                Annual Bonuses

  The annual bonus program is designed to motivate and reward performance measured against individual, division, department and corporate objectives. A bonus reserve is established to achieve the Corporation's compensation targets. The maximum contribution to the bonus reserve is 4% of the amount by which operating profits of the Corporation and its subsidiaries, determined by PricewaterhouseCoopers LLP, exceed $15,000,000. The auditors certified that the maximum contribution for 1999 under the formula was $4,044,920, but the Committee, as has been the practice in prior years, did not appropriate the entire amount. Of this amount, a total of $2,105,500 was awarded in 2000 as 1999 bonuses.

  Annual bonus awards are determined by the Committee in conjunction with senior management, and are based on evaluation of the performance, level of responsibility and leadership of the individual executive in relation to overall corporate results. The Committee believes that management continues to take the proper steps to strategically position the Corporation for the future in a highly competitive industry that, for the past two years, has experienced pricing pressures, slow volume growth, excess production capacity and consolidation. Management's major accomplishments for the year included attaining a price increase in petroleum additive products, lowering manufacturing costs again this year, growing the petroleum additives business in targeted markets and optimizing the tetraethyl lead (TEL) business through the marketing agreement with The Associated Octel Company Limited.

                                 Stock Options

  Under the Incentive Stock Option Plan approved by the shareholders, the Committee, in its discretion, may grant options to purchase shares of Ethyl Common Stock (with or without related SARs) to any executive of the Corporation or any subsidiary who has contributed or can be expected to contribute to the Corporation's profits and growth. The Committee determines the amount of the grant, the term of the options and the requisite conditions for exercise. The Committee did not elect to grant any options under the Incentive Stock Option Plan during 1999.

                               CEO Compensation

  In keeping with the objective of improving long-term performance and shareholder value, the Chief Executive Officer as a major shareholder strongly advocates pay for performance. Consequently, greater emphasis is being placed on compensation at risk. For the fourth year in a row the CEO asked not to be considered for a salary increase and the Committee concurred with his recommendation. Compensation survey data places the CEO's total compensation for 1999 at approximately the size-adjusted median of companies surveyed by the Corporation's compensation consultants.

  The Committee believes that the CEO continues to take necessary strategic steps to position the Corporation for the future in an admittedly difficult competitive environment. Despite the major accomplishments summarized in the Annual Report, management acknowledged that 1999 operating profits did not meet expected levels. Accordingly, the CEO asked not to be considered for a bonus for 1999 and the Committee concurred with his recommendation.

                                Section 162(m)

  Section 162(m) of the Code provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Corporation's executive officers. To meet the criteria applicable to performance-based compensation (as defined in Section 162(m) of the Code), certain of the Corporation's benefit plans would have to be amended to limit the Committee's discretion to determine individual awards based on individual performance factors and other factors as the Committee may determine, from time to time, to be relevant.

  The Committee believes that the flexibility on awards is an important feature of the plans and one that serves the best interests of the Corporation by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant. Further, the Committee currently does not anticipate that there will be any compensation subject to the loss of tax deductibility. Consequently, the Committee does not propose at the present time to amend any plan to comply with the performance-based criteria.

                                          THE BONUS, SALARY AND STOCK OPTION
                                           COMMITTEE

                                          William W. Berry, Chairman
                                          Gilbert M. Grosvenor
                                          Sidney Buford Scott
                                          Phyllis L. Cothran

February 24, 2000

                               PERFORMANCE GRAPH
                Comparison of Five-Year Cumulative Total Return*
                     Performance through December 31, 1999

                                    [GRAPH]

                    Ethyl                        Chemical     The Lubrizol
        Date     Corporation     S&P 500         Composite     Corporation
        ----     -----------     -------       ------------   ------------
December 1994      $100.00       $100.00          $100.00      $100.00
December 1995      $134.49       $137.45          $130.84      $ 84.30
December 1996      $108.83       $168.93          $162.99      $ 97.26
December 1997      $ 92.50       $225.21          $198.29      $118.81
December 1998      $ 70.76       $289.43          $185.90      $ 85.72
December 1999      $ 46.67       $350.26          $217.45      $107.18

--------
* Assumes $100 invested on last day of December 1994. Dividends are reinvested quarterly.

  Because none of the corporations included in the Chemical Composite, other than the Corporation, has lubricant additives as a primary business, the Corporation included a comparison with The Lubrizol Corporation, which is the only other corporation listed on The New York Stock Exchange with lubricant additives as a primary business.

                        APPROVAL OF REVERSE STOCK SPLIT
                                PROPOSAL NO. 2

General

  On March 15, 2000, the Board of Directors approved, and recommends that the shareholders of the Corporation approve, an amendment to the Corporation's Restated Articles of Incorporation (the "Amendment") effecting a 1-for-7 reverse stock split of the Ethyl Common Stock (the "Reverse Stock Split"). If the Amendment is approved by the shareholders, each holder of record of Ethyl Common Stock on the effective date of the Reverse Stock Split will thereafter be deemed to hold one share of Ethyl Common Stock for every seven presently issued and outstanding shares of Ethyl Common Stock held of record on that date. It is not anticipated that the financial condition of the Corporation, the percentage ownership of each shareholder or any aspect of the Corporation's business would change materially as a result of the Reverse Stock Split.

  As discussed more fully below, the Board of Directors believes the Reverse Stock Split is in the best interest of the Corporation because the decrease in the number of shares outstanding and the resulting anticipated increased price level of the Common Stock:

  . Should encourage greater interest in Ethyl Common Stock by the investment community and thereby may facilitate the development of a broader base of investors in Ethyl Common Stock; and

  . May promote greater liquidity for the holders of Ethyl Common Stock.

Purposes of the Proposed Reverse Stock Split

  The principal purpose of the Reverse Stock Split is to reduce the number of shares of Ethyl Common Stock outstanding with the objective of increasing the market price of Ethyl Common Stock to a level that should encourage greater interest in the investment community. The Board of Directors believes that the total number of shares currently outstanding is disproportionately large relative to the Corporation's present market capitalization. The Board of Directors believes that a decrease in the number of outstanding shares of Ethyl Common Stock, without any material alteration of the proportionate economic interest in the Corporation held by individual shareholders, may increase the trading price of the outstanding shares to a price more appropriate for a security listed on The New York Stock Exchange, although no assurance can be given that the market price of Ethyl Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the post-Reverse Stock Split market price can be maintained.

  The Board of Directors believes that the current per share price of Ethyl Common Stock may limit its marketability. Many brokerage firms and institutional investors are reluctant to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. The brokerage commission on a sale of a lower-priced stock also may represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue. Any reduction in brokerage commission resulting from the Reverse Stock Split may be offset, however, in whole or in part, by increased brokerage commission required to be paid by shareholders electing to sell "odd lots" created by the Reverse Stock Split.

  The Board of Directors believes that the decrease in the number of shares of Ethyl Common Stock outstanding as a consequence of the proposed Reverse Stock Split and the resulting anticipated increased price level will encourage greater interest in Ethyl Common Stock by the financial community and the investment public. The Board believes the increased involvement by institutional investors and the investment community may promote greater liquidity for the Corporation's shareholders. It is possible, however, that liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Although any increase in the market price of Ethyl Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding, the Reverse Stock Split could result in a market price for the shares that would be high enough to encourage greater interest in the investment community. The Board of Directors also believes that the adjustment in the market price of Ethyl Common Stock that may result from the Reverse Stock Split should achieve a stock price more comparable to certain other companies in the specialty chemical industry.

Implementation of the Reverse Stock Split

  Pursuant to the Reverse Stock Split each holder of seven shares of Ethyl Common Stock, par value $1.00 per share (the "Old Common Stock"), immediately prior to the effectiveness of the Amendment would become the holder of one share of Ethyl Common Stock, par value $1.00 per share (the "New Common Stock").

  No fractional shares of New Common Stock will be issued in connection with the Reverse Stock Split. Instead, holders of Old Common Stock who would otherwise be entitled to receive fractional shares of New Common Stock because they hold a number of shares of Old Common Stock not evenly divisible by seven will be entitled to receive from the Corporation a cash payment equal to the fair market value, as determined by the Board of Directors, of any fractional shares of New Common Stock resulting from the Reverse Stock Split. The fair market value will be based on the average of the closing price for Old Common Stock as reported for The New York Stock Exchange Composite Transactions on each of the five trading days preceding the date on which the Reverse Stock Split becomes effective. The funds required to purchase fractional shares resulting from the Reverse Stock Split will be paid from the Corporation's current cash funds. It is not expected that the amount necessary to effect the cancellation of fractional shares will be material.

  If the Amendment is approved by the shareholders, the Board of Directors intends to cause the Articles of Amendment to be filed on May 25, 2000. The Reverse Stock Split would become effective on June 1, 2000 upon issuance by the Virginia State Corporation Commission of a Certificate of Amendment to the Restated Articles of Incorporation. Upon the effectiveness of the Amendment,
Article III of the Corporation's Restated Articles of Incorporation would be amended as set forth in Annex I hereto.

  Upon the effectiveness of the Amendment, the Reverse Stock Split will occur without any further action on the part of shareholders of the Corporation and without regard to the date or dates on which the stock certificates are physically surrendered in exchange for certificates representing the number of shares of New Common Stock such shareholders are entitled to receive as a consequence of the Reverse Stock Split. As soon as practicable after the effectiveness of the Amendment, transmittal letters will be mailed to each record holder of Ethyl Common Stock on the date of such effectiveness to be used in forwarding their certificates for surrender and exchange for certificates representing the number of shares of New Common Stock the shareholder is entitled to receive as a result of the Reverse Stock Split. After receipt of the transmittal letter, each shareholder should surrender the stock certificates issued prior to the Reverse Stock Split and the shareholder will receive in exchange therefor certificates representing the whole number of shares of New Common Stock to which he or she is entitled and any cash that may be payable in lieu of any fractional share. The transmittal letters will be accompanied by instructions specifying other details of the exchange. Shareholders should not send in their certificates until they receive a transmittal letter.

  After the effectiveness of the Reverse Stock Split, each certificate representing shares of Old Common Stock, until surrendered and exchanged as provided above, will be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of New Common Stock, and the right to receive from the

Corporation the amount of cash for any fractional shares, into which the shares evidenced by such certificate have been changed.

  No service charges will be payable by holders of shares of Ethyl Common Stock in connection with the exchange of certificates. All of such expenses will be borne by the Corporation.

Effects of the Reverse Stock Split

  With the exception of the number of issued and outstanding shares, the rights and preferences of the shares of Ethyl Common Stock prior and subsequent to the Reverse Stock Split will remain the same.

  The Corporation is presently authorized to issue a maximum of 400,000,000 shares of Ethyl Common Stock. As of March 24, 2000, 83,465,460 shares of Ethyl Common Stock were issued and outstanding. The per share par value of the Ethyl Common Stock will not change as a result of the Reverse Stock Split. The Corporation has obligations to set aside approximately 2,640,596 shares of Ethyl Common Stock for the exercise of outstanding options. The exercise price of these options as well as the number of shares authorized under the Corporation's employee benefit plans will be adjusted proportionately upon the effectiveness of the Amendment.

  The shares of Ethyl Common Stock issuable upon approval of the Amendment will be fully paid and nonassessable. The voting rights and other privileges of the continuing holders of Ethyl Common Stock will not be affected substantively by adoption of the Amendment or implementation of the Reverse Stock Split.

Federal Income Tax Consequences

  The information contained in the following paragraph is for general informational purposes only. Shareholders should consult their own tax advisors as to any federal, state, local and foreign tax effects of the Reverse Stock Split in light of their individual circumstances.

  The change of the Old Common Stock into the New Common Stock should not have material federal income tax consequences to shareholders of the Corporation. The change of the Old Common Stock into the New Common Stock generally will not cause any gain or loss to be recognized by a shareholder, except for cash received for a fractional share. A shareholder who receives cash for a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share. The aggregate basis of the shares of New Common Stock, including any fractional share for which a shareholder receives cash, will be the same as the aggregate basis of the Old Common Stock held by the shareholder. A shareholder's holding period for shares of New Common Stock will include the holding period for shares of Old Common Stock held by the shareholder if they are held as a capital asset at the effective time of the Reverse Stock Split.

Vote Required for Approval

  In order for the shareholders of the Corporation to adopt the Amendment to the Restated Articles of Incorporation, a majority of the shares of outstanding Ethyl Common Stock entitled to vote at the meeting must vote in favor of this proposal. Abstentions and shares held in street name that are not voted on this proposal will have the same effect as a vote against the proposal.

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THIS
PROPOSAL.

                            DESIGNATION OF AUDITORS

                                PROPOSAL NO. 3

  The Board of Directors has designated PricewaterhouseCoopers LLP, certified public accountants, as the Corporation's independent auditors for the year 2000, subject to shareholder approval. Coopers & Lybrand, L.L.P., which was the predecessor of PricewaterhouseCoopers LLP, has audited the Corporation's financial statements since 1962 and those of the former Ethyl Corporation (Delaware) from 1947 to 1962. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

  PricewaterhouseCoopers LLP's principal function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Corporation's quarterly reports.

                             FINANCIAL STATEMENTS

  A copy of the Corporation's Annual Report on Form 10-K for the year 1999, as required to be filed with the Securities and Exchange Commission, will be provided on written request without charge to any shareholder whose proxy is being solicited by the Board of Directors. The written request should be directed to:

                                          M. Rudolph West, Esq.,
                                          Secretary
                                          Ethyl Corporation
                                          330 South Fourth Street
                                          P.O. Box 2189
                                          Richmond, Virginia 23218

                       PROPOSALS FOR 2001 ANNUAL MEETING

  Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2001 annual meeting of shareholders must present such proposal to the Corporation at its
principal office in Richmond, Virginia, not later than     , 2000, in order
for the proposal to be considered for inclusion in the Corporation's proxy statement. The Corporation anticipates holding the 2001 annual meeting on April 26, 2001.

  The Corporation's bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation not later than 60 days prior to the meeting. As to each matter, the notice should contain (i) a brief description of the matter and the reasons for addressing it at the annual meeting, (ii) the name, record address of and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          M. Rudolph West, Secretary

                                                                        Annex I

                                 Amendment to
            Restated Articles of Incorporation of Ethyl Corporation

  An additional paragraph shall be added after the first paragraph of Article III of the Restated Articles of Incorporation as follows:

    Every seven of the issued and outstanding shares of the Corporation's Common Stock, par value $1.00 per share, as of June 1, 2000, are hereby changed into one share of Common Stock, par value $1.00 per share. No fractional shares shall be issued upon such change, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. If a fractional interest in a share of Common Stock, except for the provisions of the preceding sentence, would be deliverable upon such change, the Corporation shall pay an amount in cash equal to the fair market value of such fractional interest, as determined by the Corporation's Board of Directors, to each holder of shares of Common Stock to whom such fractional interest would have been deliverable.

                                    NOTICE

                                      and

                                PROXY STATEMENT

                                      for

                                ANNUAL MEETING

                                      of

                                 SHAREHOLDERS

                                 May 25, 2000


                                [LOGO OF ETHYL]


                               ETHYL CORPORATION
                            330 SOUTH FOURTH STREET
                                 P.O. BOX 2189
                           RICHMOND, VIRGINIA 23218

                               ETHYL CORPORATION
                               Richmond, Virginia

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 25, 2000

  The undersigned hereby appoints Bruce C. Gottwald and Sidney Buford Scott, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Ethyl Corporation, at the annual meeting of shareholders to be held May 25, 2000, and at any and all adjournments thereof:

  1.ELECTION OF        [_] FOR ALL            [_] WITHHOLD
DIRECTORS               nominees               AUTHORITY to
                        (except as             vote for all
                        indicated to           nominees listed
                        the contraty           below
                        below)
       [William W. Berry, Phyllis L. Cothran, Bruce C. Gottwald, Thomas E.
             Gottwald, Gilbert M. Grosvenor, Sidney Buford Scott and
                               Charles B. Walker.]
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.)


   ---------------------------------------------------------------------------

  2. The proposal to approve an amendment to the Corporation's Restated Articles of Incorporation authorizing a 1-for-7 reverse stock split of the Ethyl Common Stock.
                          [_] FOR[_] AGAINST[_] ABSTAIN

  3. The proposal to approve the appointment of PricewaterhouseCoopers LLP as the auditors for the Corporation for 2000.

                          [_] FOR[_] AGAINST[_] ABSTAIN

  4. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

  This Proxy is solicited on behalf of the Board of Directors. This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees and FOR Proposal 2 and Proposal 3.

                                           Dated _______________________ , 2000


                                           ------------------------------------

                                           Please sign name exactly as it ap-
                                           pears on the stock certificate.
                                           Only one of several joint owners or
                                           co-owners need sign. Fiduciaries
                                           should give full title.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.